Exhibit 10.26

Note: Material has been omitted from this Amended and Restated Agreement pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Material omitted has been replaced with a bracketed asterisk (“[*]”).

CHILDREN’s TELEVISION WORKSHOP

One Lincoln Plaza

New York, New York 10023

Amended and Restated

As of April 1, 1983

SPI, Inc.

One Busch Place

St, Louis, Missouri 63118

Dear Sirs:

This letter when signed by you and us shall constitute the agreement between you and us as to the subject matter hereof,

1. Reference is made to an agreement dated as-of January 1, 1979 between Muppets, Inc., (“Muppets”) and us, and thereafter-amended, a copy of which, as Amended and Restated As of April 1, 1983, is annexed hereto as Exhibit A (the “Muppets Agreement”), pursuant to which Muppets licenses to us the right to use Muppet Elements, as such term is defined in the Muppets Agreement, and authorizes us to negotiate on its behalf with you for the use of Muppet Elements by you and Approved Subsidiaries (collectively “SPI”), as defined in Section 20 hereof, The Muppets Agreement is made a part of this Agreement and you hereby accept all of the conditions thereof as if specifically set forth in full herein and agree that Muppets shall have all of the rights and remedies against you that it has against us under the Muppets Agreement. Notwithstanding the foregoing, you shall have no obligation under the Muppets Agreement with regard to any obligation specifically provided therein as our obligation and not that of you or a sublicensee, provided, however, that satisfaction of any such obligation shall be a condition of use of Muppet Elements hereunder.

2. The rights granted herein may be used in, and only in, children’s play parks which are within the definition of Parks, as set forth below, and are operated by you or an Approved Subsidiary, and for advertising and promotion for such Parks. Such rights may not be used for any other purpose, including but not limited to products to be sold in the Parks, even if such other purpose is ancillary to, or a spinoff of, the Parks. However, we and you agree to enter into a separate products license agreement, substantially in the form of Exhibit B. “Parks” as used herein, means children’s play parks consisting principally of (a) participatory play activities, as distinct from nonparticipatory attractions such as rides, designed to appeal principally to children under the age of about thirteen (13), and that generally resemble (although they may not precisely duplicate) certain designs heretofore created by Eric McMillan, possibly together with (b) computer and other arcade games and/or (c) participative demonstrations of the sort found in science museums. Parks shall not mean, and this license does not extend to, game arcades which consist of items (b) or (c) above, in the absence of item (a) above.

3. Subject to the terms hereof, including without limitation the obligations of a “sublicensee” under the Muppets Agreement, we hereby license you to decorate and theme the Parks, specific attractions, objects and sites-therein, and all promotional, advertising and marketing material therefor, with representations (whether in two or three dimensional form and including animated or mechanical representations) of CTW Elements, as such term is defined below, and to have on the premises of the Parks agents or employees dressed and acting as one or more CTW Elements for purposes of controlled appearances (i.e. appearances in which they do not mingle directly with Parks patrons, unless with adequate protection), and to use as a service mark for the Parks the logo shown in Exhibit C hereto. “CTW Elements”, as used herein, shall mean (i) the elements set forth on Exhibit D hereto and (ii) titles, marks, names, characters, likenesses, logos and visual designs which are now or hereafter used in or in connection with the “Sesame Street” and “The Electric Company” television series, including but not limited to use of the mark “Sesame Place” as an adaptation of the mark “Sesame Street” to identify the Parks or the elements therein, provided that “CTW Elements” shall include Muppet Elements only to the extent specifically permitted in the Muppets Agreement, and further provided that “CTW Elements” shall not include (i) any character (other than Muppet Elements), title, mark, name, likeness, logo or visual design which appeared or appears on such programs if the trademark or copyright or other rights therein, are owned by someone other than us, or (ii) any person who appeared or appears on such programs. Any adaptation of CTW Elements used or created by you is hereby assigned to and shall belong exclusively to us, shall be included in CTW Elements and may be used by you only pursuant to the license granted herein. An adaptation shall include the use of any CTW Element or portion thereof in connection with any other word.

4. The term of this Agreement commenced on March 14, 1980. The license granted herein, unless sooner terminated pursuant to the provisions of this Agreement, shall terminate on a Park-by-Park basis thirty (30) years after each Park first opened.

5.1 You agree that in order to assure that the quality, style, good taste, character and artistic quality of the Parks, the uses of CTW Elements in the Parks and the advertising and promotion therefor are consonant with uses made of CTW Elements other than in the Parks and the quality, image and goodwill associated with the CTW Elements, the license granted hereunder shall be subject to the following terms and conditions;

5.1.1 Each use of CTW Elements shall be subject to our prior written approval, which we may deny or grant in our sole discretion, and each use of Muppet Elements shall also be subject to the prior approval of the Muppets pursuant to Paragraph 3 of the Muppets Agreement. Any approved use shall not be varied or modified without a new written approval. You shall furnish to us free of cost, for our prior written approval, a sample or drawing of each Muppet Element free of cost, for its prior approval, a sample or drawing of each proposed use of Muppet Elements. Any approval not given shall be deemed denied.

5.1.2 We reserve the right of approval over the general quality, character and style of each-Park, as well over the quality, character and style of each item of each Park. We reserve the right to approve the creation and development of each Park and each item therein, including but not limited to all concepts, ideas, formats, designs, sketches, prototypes, models, production units, names and preliminary and final art work. If we, in our sole discretion, disapprove of the quality, character or style of any Park or any item therein, you shall promptly make any change we require. Muppets shall have such rights of approval over quality, character and style of the Parks as are set forth in Paragraph 3 of the Muppets Agreement.

5.1.3 We reserve the right at any time to withdraw our approval of any use of a CTW Element previously approved, provided, however, such withdrawal shall not be unreasonably made.

5.1.4 You shall not publish or otherwise issue any advertising, publicity or promotion concerning the Parks or any item therein or the contractual arrangement between you and us without our prior written approval. Any approval not given shall be deemed denied. Muppets shall have such rights of approval over advertising, publicity and promotion as are set forth in Paragraph 3 of the Muppets Agreement.

5.1.5 Subject to Section 5.1.3, in exercising the rights of approval set forth in Sections 5.1.1 and 5.1.2 for Parks constructed after April 1, 1983, we hereby agree to approve: (1) each use of CTW Elements in each such Park in the United States in the same manner previously approved for Parks constructed before that date; (2) the general quality, character and style of each such Park and each item therein to the extent that said general quality, character and style is the same as we previously approved for Parks constructed before that date; and (3) the creation and development of each such Park to the extent that said creation and development is the same as we previously approved for Parks constructed before that date; provided, however, that the foregoing shall not include any such approval which has been withdrawn prior to the construction of such Park.

5.2 The license granted herein shall be subject following further terms and conditions:

5.2.1 You shall not without our prior written approval represent or otherwise assert that the Park has any educational benefit for children.

5.2.2 If any proposed use of a CTW Element requires the approval of any person or entity other than us, including but not limited to the Muppets, any performer or labor union, you shall be fully responsible for obtaining and retaining, and paying all costs of obtaining and retaining, such approval.

5.2.3 Uses of the “Sesame Street” trademark shall be subordinate to identification of the Parks as “Sesame Place” and the mark “Sesame Street” shall not be more prominently displayed than the mark “Sesame Place”.

5.2.4 This Agreement is not a license to play in the Parks any record produced by or for us or licensed by us;

5.2.5 This Agreement is not a license to show all or any portion of any television program, special program or closed circuit program produced by or for us, except that you are hereby licensed to, on a nonexclusive basis, show in the Parks closed circuit programs, if any, using CTW Elements produced by or for us especially for use in the first Park (but we shall have no obligation to produce such programs except as may be provided in any separate agreement between you and us), provided that:

(1) you obtain all consents necessary for such use; and

(2) you pay all residuals, royalties and other obligations due to third parties, including but not limited to writers, performers, musicians, directors and Muppets, arising out of use of such programs (no royalty shall be required to be paid to us except for any royalty to which we are entitled under this Agreement or which we are required to collect and pass through to a third party).

5.2.6 The license granted herein shall be limited to use in connection with up to five (5) Parks, construction of which is commenced on, or before December 31, 1988, provided, however, that if construction has been commenced on four (4) Parks by December 31, 1988, and provided, further, that if construction on the first four (4) Parks has been substantially completed by August 31, 1989 and said Parks have opened no later than June 30, 1990, then CTW Elements may be used in connection with a fifth Park if actual physical construction is commenced on such Park on or before December 31, 1990, The time period specified in the preceding sentence shall be defined and hereinafter be referred to as the “Exclusive Term”. In the event that actual physical construction has been commenced on four (4) Parks by December 31, 1988 but, due to force majeure circumstances including acts of God, strikes, war, governmental restrictions and the like, has not been substantially completed by August 31, 1989, the latter date shall be extended by the period of time during which construction activities were prevented from being undertaken by such circumstances, but in no event for more than one year.

5.2.7 If Busch Entertainment Corporation, Anheuser-Busch Companies, Inc. or a wholly owned subsidiary of either (collectively “Busch”), becomes less than a 100 percent (100%) owner of your common stock equity or voting rights, unless assigned in its entirety to Busch in accordance with Section 20, this Agreement shall immediately terminate and you shall immediately cease all uses of CTW Elements.

5.2.8 Muppet Elements shall not be used in any Park which also uses puppet characters other than “Muppet” puppet characters without our prior written approval, which we may grant or withhold in our sole discretion. You acknowledge that you are aware that under terms of the Muppets Agreement, the approval of such use by Muppets may also be required in certain instances.

5.2.9 All references to “Muppet characters” shall include the entire phrase “Sesame Street Muppet characters” and the mark “Muppet” shall not appear in larger or more conspicuous type than the mark “Sesame Street”.

5.2.10 You acknowledge that under the Muppets Agreement Muppets has the right to disapprove any clearly inappropriate name to which you may change the name of a Park.

5.2.11 All rights to CTW Elements not specifically granted to you herein are reserved by us.

6. You agree that during the term of this Agreement you will:

(1) not harm, misuse or bring into disrepute any CTW Elements;

(2) operate the Parks in an ethical manner, in a manner consistent with the high quality associated with CTW Elements, and in accordance with the terms and conditions of this Agreement;

(3) not create any expense chargeable to us without our prior written approval;

(4) in operating the Parks, comply with all applicable federal, state and local laws and not violate, infringe upon or breach in any way any rights whatsoever of others;

(5) permit us or our representatives to inspect the Parks and each item therein for the purpose of determining compliance with the terms of this Agreement; and

(6) provide to us or our representatives all information requested by us or our representatives with regard to operation of the Parks and samples or drawings of each item or display in a Park.

7. You shall have no obligations to use CTW Elements in any Park and may remove them from any Park at any time, provided, however, if you shall decide to remove all CTW Elements or all Muppet Elements from any Park where such elements are in use, you shall first give us and the Muppets one hundred and twenty (120) days’ notice. If no Muppet Elements are used in a particular Park, they shall not be used or referred to in any promotion, advertising or publicity for that Park and if no CTW Elements are used in a particular Park, they shall not be used or referred to in any promotion, advertising or publicity for that Park. Once Muppet Elements cease to be used in a Park or CTW Elements cease to be used in a Park, you may not again commence to use Muppet Elements or CTW Elements, as the case may be, without our prior written consent, which we may withhold in our sole discretion. You may not use the mark “Sesame Place” in connection with any Park which does not use CTW. Elements (other than the mark “Sesame Place”) in a material manner.

8.1 This Agreement provides you exclusive worldwide rights for up to five (5) Parks during the Exclusive Term hereof. Subject to the right of first refusal contained in this Section, during the Exclusive Term you shall have no right to build more than five (5) Parks and after the Exclusive Term you shall have no rights under this Agreement to commence construction of any Park. If we decide, with Muppets’ consent, to enter into a license for one or more additional Parks, construction of which is to be commenced on or before December 31, 1993, we will first offer you the opportunity to enter into a further license if either of the following two conditions is met:

(1) We have been paid a cumulative total of at least [*] in royalties under Sections 11.1 and 11.2 of this Agreement for the period beginning April 1, 1983 and ending December 31, 1988 and you have commenced construction on at least four (4) Parks on or before that date, provided, however, that this condition will no longer be met if construction on the first four (4) Parks has not been substantially completed by August 31, 1989; or

(2) We have been paid a cumulative total of at least [*] in royalties under Sections 11.1 and 11.2 of this Agreement for the period beginning April 1, 1983 and ending December 31, 1990 and you have commenced construction on five (5) Parks on or before that date, provided, however, that this condition will no longer be met if construction of the fifth Park has not been substantially completed by August 31, 1991.

If you do not agree to enter into the license within ninety, (90) days after we offer it to you, or if you agree and thereafter you do not use your best efforts to enter into a written agreement, we may also offer it to others, but must offer it for at least six (6) months under terms at least as favorable as those we offered you. Notwithstanding the foregoing, we shall not construct or license others to construct or operate any additional Park to be located within a 100-mile radius of any Park licensed under this Agreement.

8.2 Nothing in this Agreement shall be construed to limit in any manner our right to grant licenses, or otherwise exploit our rights, for use of CTW Elements other than for Parks, provided, however, we shall not, without your prior written consent, license or otherwise exploit the trademark “Sesame Place” (as distinguished from the trademark “Sesame Street” and our other trademarks and trade names, as to which we reserve complete freedom) during such time as you have the right to use the trademark “Sesame Place” in connection with any Park.

9. You recognize the great value of the publicity and goodwill associated with CTW Elements and, in such connection, acknowledge that such goodwill exclusively belongs, and shall continue to exclusively belong, to us. You shall not acquire hereunder any rights (except for the limited right specifically granted hereunder to you), titles or interests in or to any CTW Elements. You agree not to attack the validity of any trademark, copyright or other intellectual property right licensed hereunder, or to do anything, either by acting or not acting, which might impair, violate or infringe any of the rights to CTW Elements and not to claim adversely to us or Muppets, or anyone claiming through us or Muppets any right, title or interest to any CTW Element, not to misuse or harm or bring any of the same into disrespute and not to register or use any title, mark, name, character, likeness, logo, visual mark, copyright or material which in our opinion is infringingly similar to any of the CTW Elements.

10. Upon your request, we will request Muppets to provide to you, pursuant to Paragraph 5 of the Muppets Agreement, at no charge, personal services (including those of Jim Henson, subject to his personal availability, Mike Frith and/or other Muppets agents or employees) to the extent such services may be reasonably necessary for the theming of the Parks and for the implementation of such theming,

11.1 In full consideration for all of the rights licensed hereunder, effective April 1, 1983, you shall pay us a royalty as follows:

(1) For the first two (2) Parks, a royalty equal to [*] of the Gross Receipts, as such term is defined in Section 11.5 below, of each Park for each quarter of your fiscal year in which CTW Elements are used in any manner during such quarter in such Park (prorated with respect to each Park which does not use CTW Elements during the entire quarter);

(2) For any additional Parks opened under this Agreement, a royalty equal to [*] of the Gross Receipts, as such term is defined in Section 11.5 below, of each Park for each quarter of your fiscal year in which CTW Elements are used in any manner during such quarter in such Park (prorated with respect to each Park which does not use CTW Elements during the entire quarter); and

(3) For each park opened under this Agreement, in addition to the royalty obligations in subsections 11.1(1) and 11.1(2), a royalty equal to [*] of the Gross Receipts to which Muppets is entitled pursuant to Section 7 of the Muppets Agreement (prorated with respect to each Park which does not use Muppet Elements during the entire quarter).

11.2 Each payment due under subsections 11.1(1), 11.1(2) or 11.1(3) above shall be made within twenty-five (25) days after the end of the applicable quarter. Each payment, which shall be in net United States of America dollars free and clear of all non-United States taxes and withholdings of all kinds, shall be accompanied by a full and complete statement and supporting documents showing the basis for calculating said royalty. If necessary to convert from a foreign currency to United States dollars, the conversion rate shall be the rate, on the day of payment if the payment is timely made and, if not timely made, it shall be the rate most favorable to us or Muppets, as the case may be, between the date payment was due and the date payment is made,

11.3 Should you fail to pay any royalty due us or Muppets, we shall have the right to terminate the license granted herein, in whole or in part, as follows:

(1) we shall serve written notice upon you of such failure to pay said royalty;

(2) if within twenty (20) days of receipt of such written notice said royalty is not paid with interest at the prime commercial rate of Citibank, N.A. prevailing from time to time during the late period, we at our option may terminate the license granted hereunder, in whole or in part, by written notice, which notice shall be effective on the day specified therein.

11.4 You shall promptly inform Muppets and us of the date your fiscal year commences, and you shall give Muppets and us at least thirty (30) days’ written notice prior to any change in such date.

11.5 As used in this Agreement, “Gross Receipts” means all receipts from all business conducted on the premises of a given Park covered by this Agreement, including related parking facilities operated by, or under license or concession from, you, Busch or any Approved Subsidiary, excluding sales and excise taxes (including but not limited to any local amusement tax) imposed by and collected on behalf of any federal, state or local taxing authority, provided, however, that where you, Busch or any Approved Subsidiary, licenses, licensees or concessionaires which are not affiliated with you to operate concessions on or near Park premises, “Gross Receipts” shall include your receipts and receipts of Busch and any Approved Subsidiary, not those of such licensees or concessionaires. “Gross Receipts” shall not include revenues from an institutional sponsorship to the extent such revenues (in the aggregate for each sponsored asset) are less than the capital cost to you, Busch or any Approved Subsidiary of such sponsored asset.

11.6 We agree that upon payment to us by you of each royalty obligation hereunder we will pay to Muppets the related royalty due under Paragraph 7 of the Muppets Agreement.

12. We and Muppets shall have the right (at our and their sole cost and expense except as set forth below) to examine, and make abstracts and copies of, the portion of your books and records which are necessary in determining your compliance with your obligations hereunder to make payments to us and Muppets and our obligations under the examination by Muppets or us shall reveal discrepancies amounting to an understatement of Your obligations to us or Muppets by more than ten percent (10%) for any of your fiscal years, then the cost of such examination shall be borne by you.

13. In the event that any dispute under the Muppets Agreement between Muppets and us or Muppets and you is settled by arbitration pursuant to Paragraph 16 of such agreement, such determination shall also serve as a binding determination under this Agreement as to the meaning of the arbitrated provision or any provision in this Agreement as to the meaning of the arbitrated provision or any provision in this Agreement dependent upon the arbitrated provision.

14. You shall at your sole cost and expense include us and Muppets as an insured under all of your pertinent insurance policies, including without limitation those covering liabilities and errors and omissions. You shall provide to Muppets and us copies of all such policies. You shall indemnify and hold us harmless from and against any and all claims, costs, liabilities, damages and expenses (including without limitation attorneys’ fees reasonably incurred and any indemnity given by us to Muppets) arising out of any personal or property injury in the Parks. The provisions of Section 19 hereof shall apply to the aforesaid indemnity.

15.1 The license granted hereunder is conditioned on your providing for proper copyright and trademarks notices as specified by us. This shall include appropriate copyright trademark notices in the name of Muppets on all Muppet Elements and/or associated packaging, advertising and/or promotional materials as specified by the Muppets. You shall promptly report to us all violations or infringements of ours or Muppets’ copyright or trademark rights coming to your attention. In all uses of CTW Elements you shall comply with applicable laws, regulations and rules. You shall assist us to the extent requested by us in the procurement of any protection, or to protect any, of our or Muppets’ rights to the CTW Elements and the trademarks and copyrights therein. We may, if we so desire, at our sole expense, commence or prosecute any claim or suit for trademark or copyright’ infringement in our own name or join you as a party thereto. We shall have the sole right to determine whether or not any action shall be taken on account of any infringement and shall be entitled to retain any and all amounts received as a result of any suit or settlement. You shall not institute any suit or take any action on account of any infringement without first obtaining our written consent to do so, which we may withhold in our sole discretion.

15.2 In the event that we, in our sole judgment, deem any infringement to include an infringement of the “Sesame Place” trademark or any aspect of the Parks, we shall have the right to either (i) treat the infringement as covered by the provisions of Section 15.1 above or (ii) require that you pay one-half of all costs and expenses of prosecuting any action (in which case you shall be entitled to receive one-half of all recoveries and awards with respect to such infringement). In all events we shall be entitled to determine in our sole discretion whether or not any action should be taken on account of any infringement. Furthermore, while we will consult with you as to any action taken in a lawsuit cove d by subsection 15.2(ii), we, in our sole judgment, shall be entitled to select counsel and control any action.

15.3 We will make all necessary filings with the United States Patent and Trademark Office required to maintain the registration in our name of the trademark “Sesame Place” and the logo shown in Exhibit C hereto for the following classes: International Class 41, provided you are continuing to use said trademark for such classes.

16. Nothing herein shall be deemed to create any partnership or joint venture between us, Muppets, you or any other party that may acquire rights hereunder, Neither party shall have the right to obligate or bind the other party in any matter whatsoever, except as specifically provided herein, and nothing herein contained is intended to give any rights of any kind to any third person other than Muppets.

17.1 You and we each warrant and represent that it is a duly organized and existing corporation, that it has the full power and authority to enter into this Agreement and perform its obligations hereunder, and that there are no other agreements presently in force which would encumber or prevent compliance with any of the terms of this Agreement.

17.2 We represent and warrant that in the United States (i) we own or control all current CTW Elements, other than Muppet Elements, and our licensing of the use thereof to you does not to the best of our knowledge infringe upon or violate in any way any right of any person, firm or corporation, (ii) we have not received in the last two (2) years any notice from any person, firm or corporation alleging that any CTW Elements infringes upon or violates in any way any right of such person, firm or corporation, and (iii) we have had no communications or taken any actions during the last two (2) years with regard to any such notice received theretofore. Paragraphs 3 and 7 of the Overall Products Agreement which are incorporated in the Muppets Agreement by Paragraph 17 thereof, are incorporated herein by reference,

18. You shall have the right, subject to our prior written approval, and if Muppet Elements are involved, Muppets’ prior written approval, to print, publish, reproduce, distribute and otherwise use (and to authorize others so to do) the name, voice, facsimile signature, picture and likeness of, and biographical facts concerning any, and all characters, including Sesame Street Muppet characters, comprising CTW Elements, and of those persons who may act as puppeteers and/or voices for Sesame Street Muppet characters on the Sesame Street series and of all principals of Muppets for purposes of trade and advertising in connection with Parks, but not for purposes of any direct endorsement of any article or service.

19. Each party hereto shall indemnify and hold the other party harmless from and against any and all claims, costs, liabilities, damages and expenses (including without limitation attorneys’ fees reasonably incurred and any indemnity given by us to Muppets in the Muppets Agreement) resulting from any breach by the indemnitor of any of its representations, warranties, covenants or agreements hereunder; provided, however, that the indemnitee shall promptly and fully notify the indemnitor of any claim or litigation to which said indemnity applies and the indemnitor may, at its option, assume the defense of any such claims or litigations, but the indemnitee may participate in such defense at its own cost and expense. Upon assumption of-such defense, the indemnitor’s obligations with respect to such claim or litigation shall, in addition to payment of its legal expenses in defending such action, be limited to the payment of any judgment, or of any settlement approved by it, to the extent it is covered by the indemnitor’s said indemnity hereunder.

20. This Agreement shall bind and inure to our benefit and that of our successors and assigns. Neither this license nor the rights granted hereunder may be assigned, sublicensed or pledged by you, except that you may assign this Agreement, subject to the terms and conditions hereof, to any wholly-owned subsidiary of Busch and may sublicense, with our and Muppets’ consents, this Agreement, subject to the terms and conditions hereof, to Approved Subsidiaries in accordance with this Section 20. Any attempted assignment, sublicense or pledge, except as set forth above, shall be null and void and in no event shall any third party have any rights under this Agreement in any foreclosure. “Approved Subsidiary” means (i) any wholly-owned subsidiary of you or Busch or (ii) any subsidiary of the same existing for the purpose of operating a Park outside the United States, in which it is practically necessitated by the law of the foreign state in which the Park is to be constructed, to grant an interest to a national of said state, provided, however, that you or any other wholly-owned subsidiary of Busch will, in the reasonable judgment of CTW, have effective operating control of the Park and will have the highest amount of equity participation in such subsidiary permitted by the law of the foreign state and in no event less than twenty percent (20%) equity participation. In the event a foreign Park is constructed under this Agreement, you agree to reimburse us the reasonable out-of-pocket expenses we incur in visiting such Park in connection with the exercise of our approval rights under Section 5.1 of this Agreement, Each sublicense or assignment to an Approved Subsidiary shall require the Approved Subsidiary to specifically accept and assume all of the conditions of this Agreement and the Muppets Agreement, so that we and Muppets shall have the benefit directly against such Approved subsidiary of all rights and remedies which we and it have o against you under this Agreement and which Muppets has against us under the Muppets Agreement. Notwithstanding the foregoing, you shall remain liable to us and Muppets on all such sublicenses or assignments.

21.1 In the event that you file a petition in bankruptcy, a petition in bankruptcy is filed against you and not dismissed within twenty (20) days, you become insolvent, you make an assignment for the benefit of creditors, you make an arrangement pursuant to any bankruptcy law, you discontinue your business, a receiver is appointed for you or your business, you in any-manner become and for thirty (30) days remain subject to any bankruptcy, insolvency or receivership proceeding of any nature, you breach any provision hereof (other than the payment of a royalty pursuant to Section 11.1 hereof, the remedy for which breach is covered by Section 11.3 hereof), including but not limited to the provisions as to quality set forth in Section 5.1 hereof, and do not cure such breach within thirty (30) days after we give you written notice thereof, the license granted hereunder, without notice, shall, except as provided in Section 21.2 hereof, terminate automatically upon expiration of such notice period. In the event the license granted hereunder is so terminated, neither you nor your receivers, representatives, trustees, agents, administrators, successors or assigns shall have any rights in any way to use CTW Elements.

21.2 In the event that this license would be terminated under Section 21.1 hereof because of an uncured violation of the provisions as to quality in Section 5.1 hereof, the license shall remain in existence with regard to any Park which is not in violation of the provisions of Section

22. You acknowledge that the trademarks for CTW Elements are extremely valuable properties and that we, along with the Muppets to the extent applicable, must have absolute quality control over the use of CTW Elements and over items using CTW Elements (i.e., the Parks), Furthermore, you acknowledge that a breach by you of your obligations hereunder with regard to use or nonuse of CTW Elements or a failure by you to maintain the required quality of uses of CTW Elements will result in immediate and irremediable damage to us. You acknowledge that there is no adequate remedy in damages for such breach or failure and accordingly, in the event of such breach or failure we shall be entitled to equitable relief by way of temporary and permanent injunction and such other further relief as any court with jurisdiction may deem just and proper. Resort to such remedies shall not be construed as a waiver of any other rights and remedies to which we are entitled hereunder or otherwise.

23. Any notice to be given hereunder shall either be delivered personally or be sent by certified or registered mail, return receipt requested, to the respective party at the following address:

If to us:	Executive Vice President Children’s Television Workshop One Lincoln Plaza New York, New York 10023

If to you:	President Busch Entertainment Corporation One Busch Place St, Louis, Missouri 63118

If to Muppets:	President Muppets, Inc. 117 East 69th Street New York, New York 10021

with a copy to:	Albert Gottesman, Esq. Muppets, Inc. 117 East 69th Street New York, New York 10021

or such other address as a party may from time to time designate by written notice given in the manner provided above for giving notice. Notices shall be deemed given five (5) business days after mailing or when received, whichever is earlier. Statements and invoices may be sent by regular mail.

24. You shall fully comply at all times during the term of this Agreement with all applicable laws, including but not limited to the following (which are incorporated herein by reference), to the extent such laws apply to your performance of this Agreement:

(i) the provisions of Executive Order 11246 and 11625, all as amended, and the regulations thereunder;

(ii) Section 402 of the Vietnam Veterans Readjustment Assistance Act of 1974, as amended, and the regulations thereunder; and

(iii) Section 503 of the Rehabilitation Act of 1973, as amended, and the regulations thereunder.

25. The rights granted hereunder to use Muppet Elements shall be of no force and effect until this Agreement has been approved in writing by Muppets.

26. This Agreement constitutes the entire understanding and agreement between us as to the matters covered herein and incorporates and cancels all prior understandings and agreements. This Agreement may not be modified or terminated orally, but only by a writing signed by the party against whom it is to be used. The failure by us to enforce at any time or for any period of time any one or more of the terms and conditions of this Agreement shall not be a waiver of such terms or conditions or of our rights thereafter to enforce each condition or of our rights thereafter to enforce each and every term and condition of this Agreement.

27. This Agreement shall be interpreted and governed in accordance with the laws of the State of New York (without reference to its conflict of law principles).

28. Nothing contained or provided for herein is intended to, or shall, affect in any way or to any extent, a modification, alteration or amendment of the said Muppets Agreement, Where there exists in this Agreement any difference from, or inconsistency with, the Muppets Agreement, the provisions of the Muppets Agreement shall prevail.

Very truly yours,

CHILDREN’S TELEVISION WORKSHOP

By:	/s/ [Illegible Signature]

Agreed:

SPI, Inc.

By	/s/ [Illegible Signature]

Approved insofar as the Muppets, Inc.’s interests are concerned:

MUPPETS, INC.

By:	/s/ [Illegible Signature]

Exhibit 1

SESAME PLACE
Big Bird ©1982 Muppets, Inc.
SESAME PLACE
SESAME PLACE
SESAME PLACE
SESAME PLACE
SESAME PLACE
SESAME PLACE
SESAME PLACE
SESAME PLACE
SESAME PLACE

Exhibit A

CHILDREN’S TELEVISION WORKSHOP

One Lincoln Plaza

New York, New York 10023

Amended and Restated

As of April 1, 1983

Muppets, Inc.

117 East 69th Street

New York, New York 10021

Dear Sirs:

This letter, when executed by you (sometimes “Muppets”) and by us (sometimes “CTW”) shall constitute the agreement between you and us on the subject matter hereof.

1. Subject to the terms and conditions stated below, Muppets hereby grants to CTW a license under which CTW may use, or may directly or indirectly sublicense SPI, Inc. or any Approved Subsidiary of Anheuser-Busch Companies, Inc., Busch-Entertainment Corporation (either or both of which shall hereinafter be referred to as “Busch”), or of SPI, Inc. (collectively “SPI”) the right to use “Muppet Elements”, as that term is defined in the Overall Products Agreement between us dated as of June 1, 1974 (the “Overall Products Agreement”), in children’s play parks (the “Parks”). “Approved Subsidiary” means (i) any wholly-owned subsidiary of Busch or SPI, Inc. or (ii) any subsidiary of the same existing for the purpose of operating a Park outside the United States, in which it is practically necessitated by the law of the foreign state in which the Park is to be constructed, to grant an interest to a national of said state, provided however, that SPI, Inc. or any other wholly-owned subsidiary of Busch will, in the reasonable judgment of CTW, have effective operating control of the Park and will have the highest amount of equity participation in such subsidiary permitted by the law of the foreign state and in no event less than twenty percent (20%) equity participation. In the event of any sublicense to an Approved Subsidiary, written notice shall be provided by SPI to Muppets of said Approved Subsidiary’s name, state or country of incorporation, and the name and address of said Approved Subsidiary’s designated agent for purpose of service of process. It is a condition to CTW’s right to sublicense to an Approved Subsidiary any rights granted to CTW hereunder, that said Approved Subsidiary agree to submit to the jurisdiction of the courts of the State of New York and to be bound by the arbitration provision of paragraph 14 below. Muppets understands that among the principal features of the Parks are that they will consist principally of (a) participatory play activities as distinct from nonparticipatory attractions such as rides; that they will be designed to appeal principally to children under the age of about thirteen (13); and that the activities will generally resemble (although they may not Precisely duplicate) certain designs heretofore created by Eric Vicmillen, possibly together with (b) computer and other arcade games and/or (c) participative demonstrations of the sort found in science museums. (This license does not extend to game arcades which consist of items (b) and/or (c), above, in the absence of item (a), although Muppets recognizes that CTW may wish to negotiate such a license.) Muppets recognizes that the design of the Parks may vary over time or from Park to Park in response to experience with actual Park operations. In addition to granting CTW the right to sublicense SPI to use, puppet Elements in the Parks, Muppets also undertakes to perform or provide the services described in paragraph 5 below, in connection with the Parks. In sublicensing SPI hereunder, CTW shall require that SPI accept all of the conditions of this agreement, so that Muppets shall have the benefit, directly against BPI, of all rights and remedies which Muppets has against CTW with respect to the subject matter of this agreement. (Where a sublicense is granted to an Approved Subsidiary, Muppets shall also have recourse to SPI, Inc. or

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Busch itself.) The rights and remedies referred to in the preceding sentence shall not include enforcement against SPI of The obligation of CTW to pay Muppets the amounts to be paid pursuant to paragraph 7 hereof. Further, CTW shall not, without Muppets’ consent, sublicense any entity other than SPI to use the rights granted hereunder, nor shall CTW or SPI assign its rights hereunder, provided, however, that SPI may use Muppet Elements, subject to the terms and conditions hereof, to any wholly-owned subsidiary of Busch.

2. The duration of the license granted hereunder shall be as follows: Muppets hereby licenses to CTW, and CTW may sublicense to SPI the right to use Muppet Elements in connection with up to five (5) Parks, construction of which is commenced on or before December 31, 1988, provided, however, that if construction has been commenced on four (4) Parks by December 31, 1988, and provided, further, that if construction on the first four (4) Parks has been substantially completed by August 31, 1989 and said Parks have opened no later than June 1990, then Muppet Elements may be used in connection with a fifth Park if actual physical construction is commenced on such Park on or before December 31, 1990. The time period specified in the preceding sentence shall be defined and hereinafter be referred to as the “Exclusive Term.” In the event that actual physical construction has been commenced on four (4) Parks by December 31, 1988 but, due to force majeure circumstances, including acts of God, strikes, war, governmental restrictions and the like, has not been substantially completed by August 1989, the latter date shall be extended by the period of time during which construction activities were prevented from being undertaken by such circumstances, but in no event for more than one year, The license and sublicense shall terminate on a Park-by-Park basis thirty (30) years after each Park first opened.

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3. The right to use Muppet Elements in the Parks shall consist of the right to decorate and theme the Parks, specific attractions, objects and sites therein, and all promotional, advertising and marketing materials therefor, with representations of Muppet Elements or any of them (whether in two or three-dimensional forms and including animated or mechanical representations); the right to exhibit at the Parks, via any medium, any SESAME STREET programs or portions thereof in which Muppet Elements or any of them appear (whether such programs or portions now exist or are hereafter created, including but not limited to programs created especially for the Parks); the right to have on the premises of the Parks agents or employees dressed and acting as one or more of the Muppet Elements for purposes of controlled appearances (i.e., appearances in which they shall not mingle directly with Parks patrons, unless with adequate protection); and the right to make other appropriate uses of Muppet Elements in the Parks, including appropriate uses in restaurants, shops, and other facilities which are operated by, or under license or concession from SPI. In addition, the rights licensed hereunder shall include the right to use, as a service mark for the Parks, the stylized version of the Big Bird character (the “BB Logo”) in conjunction with the term “Sesame Place” as part of the combined logo shown in Exhibit 1 hereto (the “Combination Logo”); the BB Logo shall not be used as a service ‘mark except as part of the Combination Logo. CTW shall not license the Combination Logo without the prior written consent of Muppets. Muppets recognizes that SPI may wish to include live stage theatrical performances in the Parks using Muppet Elements and performers supplied or trained by Muppets, and agrees to consider granting of a license therefor and negotiation of rates for such performances and/or training. Muppets shall have the right to review and approve all proposed, actual, and continuing uses of Muppet Elements in, or in connection with, the Parks. Such right to review shall consist of the right to ensure that all such

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uses of Muppet Elements are in good taste, in character, of suitable artistic quality, in appropriate context and location, and consistent with other uses made of Muppet Elements, e.g., on the program SESAME STREET. Muppets shall not unreasonably withhold its approval of proposed uses of Muppets Elements, nor shall Muppets withdraw its approval of any use, once approved. SPI shall have no obligation to use the Muppet Elements, and may remove them from any Park at any time, or decline to commence their use. If SPI decides to remove all Muppet Elements from any Park where such Muppet Elements are in use, it shall first give Muppets 90 days notice. If no Muppet Elements are in use in a particular Park, they shall not be used or referred to in any promotion, advertising or publicity for that Park. Muppet Elements shall not be used in any Park with non-Muppet puppet characters, except by approval of Muppets, which approval may be Withheld as a matter of discretion. Muppets, however, hereby agrees that any character which has heretofore appeared in the program The Electric Company may be used in any Park in which Muppet Elements are used. If Muppets shall cease to be an essentially independent entity or an essentially independent part of an entity, and it, in addition, Jim Henson shall cease to be the chief operating officer of Muppets or the entity of which it has become a dependent part, then Muppets’ rights of approval shall consist only of the right to insist on such quality controls as are legally necessary to preserve its trademark rights in Muppet Elements. In addition to the foregoing approvals over uses of Muppet Elements and notwithstanding anything else herein, Muppets shall have the right of approval over the quality of each Park and over the quality of any advertising, publicity or promotion of the Parks. Such approval, which shall not be unreasonably withheld, shall be based on assuring that the quality of the Parks and such advertising, publicity or promotion is consonant with uses made of Muppet Elements outside of the Parks and the quality, image and goodwill of Muppet Elements.

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4. The license and right to sublicense granted hereunder shall be world-wide.

5. In addition to the license granted hereunder, Muppets undertakes to make, upon request by CTW, a contribution to SPI, of personal services (including those of Jim Henson, subject to his personal availability, Mike Frith and/or Muppets’ other agents or employees) to the extent such services may be reasonably necessary for the theming of the Parks and for the implementation of such theming; and Muppets will Provide all reasonably necessary art-work at a price equal to Muppets’ cost of materials plus the value of the time expended Muppets’ personnel for this purpose, including the markup at the time customarily imposed by Muppets in billing the time of Muppets’ personnel to CTW.

6. If in the course of their performance hereunder Muppets or any of its employees shall create or develop any new puppet characters expressly for use in the Parks, such characters shall be included in the license granted hereunder.

7. In full consideration for all Muppets’ obligations hereunder, CTW, upon sublicensing its rights to SPI shall collect from SPI on Muppets’ behalf, and remit to Muppets, a quarterly royalty within 30 days after the end of each quarter of SPI’s fiscal year (together with a full and complete statement and supporting documents showing the basis for calculating said royalty). Said royalty shall be equal to [*] of the gross receipts of each Park which is in fact themed with Muppet Elements during the quarter in question (prorated with respect to each Park which is not thus themed during the entire quarter). Should CTW fail to collect such royalty on Muppets’ behalf and remit the same to Muppets, and should Muppets not be paid such royalty by any other person or entity, including SPI itself, Muppets shall have the right to terminate the license granted hereunder on the terms and conditions specified in paragraph 8, below. CTW shall not be a guarantor of SPI’s obligation to pay such royalty. CTW shall require that SPI inform Muppets in writing of the annual date on which SPI’s fiscal year commences, and that SPI give Muppets at least thirty (30) days’ written notice prior to any change in such annual date. As of April 1, 1983, the fiscal year of SPI, Inc. is the calendar year.

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8. Should CTW fail to remit to Muppets the quarterly royalty described in paragraph 7, above, on or before the due date for any quarter, Muppets may serve written notice upon CTW of such failure. If such notice is served, a copy shall also be served in the same manner on SPI at the following address: One Busch Place, St. Louis, MO 63118, Attn. W. Randolph Baker, Vice President, or at such other address as SPI may from time to time specify. CTW and SPI shall have 30 days from receipt of such written notice to pay or cause to be paid the full amount of any quarterly royalty which has not timely been paid to Muppets, with interest at the prime commercial rate of Citibank, N.A., prevailing from time to time during the late period. Should CTW and/or SPI fail to pay or cause to be paid said full amount with interest within said 30 days from receipt of written notice, Muppets, at its option by written notice forthwith, may terminate the license granted hereunder in whole or in part. All royalty payments shall be in net United States of America dollars free and clear of all non-United States taxes and withholdings of all kinds. If necessary to convert from a foreign currency to United States dollars, the conversion rate shall be the rate on the date of payment if the payment is timely made and, if not timely made, it shall be the rate most favorable to Muppets between the date payment was due and the date payment is made.

9. Muppets shall have the right at its sole cost and expense to examine, and make abstracts and copies of, the portions of the books and records of CTW, and of any other entity through which CTW may sublicense to SPI the rights granted hereunder to CTW, which are necessary in determining CTW’s compliance with its obligations hereunder to make

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payments to Muppets. CTW shall require in granting any sublicense to GPI of the rights granted to CTW hereunder, as a condition of the grant and duration of the sublicense, that Muppets shall similarly have the right to examine, abstract, and copy the Corresponding portions of the books and records of SPI for the same purpose. If any such examination shall reveal discrepancies amounting to an understatement of CTW’s obligations to Muppets by more than ten (10) percent for any fiscal year of SPI, then the cost of said examination shall be borne by SPI.

10. For purposes of paragraph 7 above, “gross receipts” shall mean all receipts of SPI, or any other entity or entities operating a given Park pursuant to the rights granted in paragraph 3 above, from all business conducted on the premises of a given Park, including related parking facilities operated by, or under license or concession from, SPI. The term “gross receipts” shall not include sales or excise taxes (including but not limited to any local amusement tax) imposed by and collected on behalf of any federal, state or local taxing authority. Where SPI licenses licensees or concessionaries which are not affiliated with SPI or Busch to operate concessions on or near Park premises, “gross receipts” shall mean the receipts of SPI, not of such licensees or concessionaries. “Gross receipts” shall not include revenues from institutional sponsorships to the extent such revenues (in the aggregate for each sponsored asset) are less than the capital cost to SPI of such sponsored asset.

11. Muppets agrees that if CTW elects to waive royalties on products incorporating Muppet Elements, which products are sold on the premises of any of the Parks, by SPI or a licensee or concessionaire of SPI, then Muppets is not entitled, under the Overall Products Agreement to royalties on those same products. The definition of “gross receipts” in paragraph 10, above, shall not be affected by this paragraph 11.

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12. Muppets acknowledges that under the Overall Products Agreement it is not entitled during the term thereof to use or license Muppets Elements for use in any park or play attraction of any description. CTW acknowledges that said Prohibition does not extend to other characters which Muppets has developed which are not covered by the Overall Products Agreement. In consideration of CTW’s obligations hereunder, Muppets agrees that within the United States, Canada, and their respective territories’ and possessions, during the Exclusive Term hereof, Muppets will not use any of its characters or elements thereof, or license them for use, in any park or play attraction for children any substantial part of which resembles the Parks, as the Parks are described in the third sentence of paragraph 1, above. If the parties disagree as to whether a given park or play attraction or substantial part thereof resembles the Parks, the matter shall be submitted for arbitration in accordance with paragraph 14, below. The parties recognize the impossibility of listing all of the relevant features of the Parks for purposes of determining resemblance, but agree that the arbitrator shall be instructed that the distinguishing characteristics which CTW considers most important are those stated in the fourth and sixth sentences of paragraph 1, above.

13. If the name of any Park is changed so it is no longer named “Sesame Place” or any other name suggestive of CTW’s program SESAME STREET, then, as to that Park, the right to use Muppet Elements shall cease when the name is so changed. Muppets shall have the right to disapprove any clearly inappropriate name to which SPI may change the name of a Park but shall not exercise that right unreasonably.

14. Disputes arising hereunder, to the extent they cannot be resolved within a reasonable time by negotiation, shall be resolved by arbitration by a single arbitrator at the behest of either party. Said arbitration shall be held in the city, County and State of New York, in

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accordance with the rules of the American Arbitration Association. The order or award of that arbitrator (including any equitable relief the arbitrator may deem just) shall be binding on the parties at law and in equity. Neither party shall be entitled to litigate disputes arising hereunder, except to compel arbitration or to seek judicial enforcement of an arbitrator’s order or award. Judgment on an order or award of the arbitrator may be entered in any court of competent jurisdiction.

15. The following provisions of the Overall Products Agreement (attached hereto as Exhibit 2) are incorporated herein by reference: Paragraph 3; the first sentence of Paragraph 5(a) (except that the word “Products” shall read “Muppet Elements”); Paragraph 5(b) (except, that the word “Products,” as it appears in said Paragraph 5(b) shall read “rights”); Paragraph 6 (except that the word “Product” as it appears in the next-to-last line of said Paragraph 6 shall read “rights licensed hereunder”; Muppets covenants and agrees that upon giving of any written approval hereunder it shall have obtained all necessary consents to the per Mission granted herein from the puppeteers, voices and principals of Muppets); Paragraph 7; Paragraph 8(c); Paragraph 11; and Paragraph 17 (except that the reference to CTW’s Vice President-Products Group shall read “Executive Vice President”, the right to use notice by telegram deleted and all notices shall be deemed given when received). To the extent that any provision incorporated herein by reference may conflict with any provision expressly stated in the main body of this Agreement, the latter shall govern.

16. CTW shall require SPI to include Muppets as an insured under all of its pertinent insurance policies including without limitation those governing liabilities, errors and omissions, and shall require SPI to supply Muppets with copies of all such policies.

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17. The appropriate copyright and trademark notices required under the first sentence of Paragraph 5(a) of the Overall Products Agreement shall, with respect to the Parks and advertising and promotion therefor, require notices referring to “Sesame Street Muppet characters” and neither CTW nor SPI nor any other party which may acquire rights hereunder shall use the word “Muppets” in any context related to the Parks, without using the entire phrase, “Sesame Street Muppet characters”. In written references to “Sesame Street Muppet characters” in any such context, the word “Muppets” shall not appear in larger or more conspicuous type than the words “Sesame Street.”

18. Monies to which Muppets may become entitled hereunder shall not be deemed a part of, or in contribution to, the minimum royalties specified in the Overall Products Agreement.

19. This license shall terminate if SPI becomes and for thirty (30) days remains subject to any bankruptcy, insolvency or receivership proceeding of any nature.

20. Nothing herein shall be deemed to create any joint venture or other fiduciary relationship partnership, between Muppets, on the one hand, and, on the other hand, CTW, or any CTW licensee, or any other party that may acquire rights hereunder.

21. In the event of any inconsistency between the terms hereof and the terms of the CTW License Agreement between CTW and SPI amended and restated as of April 1, 1983, the terms hereof shall be controlling with respect to the rights granted by Muppets hereunder.

22. Notwithstanding anything else herein, in the event of any breach of the terms hereof (other than the nonpayment of a royalty pursuant to Paragraph 7 hereof, the remedy for which breach is covered by Paragraph 8 hereof), Muppets shall give written notice thereof to

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CTW and SPI. If such breach is not cured within thirty (30) days thereafter, the license granted hereunder shall terminate; provided, however, that in the event the termination is because of an uncured violation of the provisions as to quality control the license shall remain in existence with regard to any Park which is not in violation of the provisions as to quality control.

23. The parties recognize that the BE Logo is a Muppet element and as such is owned by Muppets and that the term “Sesame Place” is owned by CTW. CTW shall be deemed the over of the Combination Logo, provided that upon the expiration or termination of the right to use Muppet Elements pursuant hereto CTW shall promptly cause all use of the BB Logo or part of the Combination Logo to cease and shall, at its sole expense, cancel all service mark registrations of the combination Logo or cause them to be amended so as to delete the BB Logo.

Very truly yours,

CHILDREN’S TELEVISION WORKSHOP

By:	/s/ [Illegible Signature]

Accepted and approved:

MUPPETS, INC.

By:	/s/ [Illegible Signature]

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EXHIBIT “2”

The Overall Products Agreement, dated as of June 1, 1974, and referred to above in Paragraph 1 of the present Agreement, defines “Muppets Elements” (paragraph 1(b), p. 2) as:

“all or any part of all or any of the characters originally [or] at any time or times created for and furnished by Muppets-for the SESAME STREET series pursuant to the various agreements between the parties hereto at any time or times entered into, with respect to the production of the SESAME STREET series (including but not limited to all the characters that appear in ‘The Muppet Character Book’ of Jim Henson’s Muppets from CTW’s SESAME STREET with drawings by Bob Taylor and photographs by Charles Rowan and copyrighted in 1973 but excluding Kermit the Frog), together with all trade and service names and marks, copyrights and all other rights and/or materials relating thereto.”

Paragraph 3 of said Overall Products Agreement provides that:

“Muppets warrants, represents, covenants and agrees that it is and will throughout the term hereof and the term of all licenses granted hereunder continue to be the sole and exclusive owner of each and every Muppet character (including but not limited to all depictions thereof and rights of copyright thereto and all other rights embodied therein and/or associated therewith) included in Muppet Elements and, to the extent that no third party has conflicting superior rights in or to the same, of all trade and service names and marks in and to said characters and their names and that, except for the rights that certain third-party licensees may have pursuant to-written licenses heretofore granted by Muppets and approved in writing by CTW or granted by CTW pursuant to agreement with Muppets and except for CTW’s rights hereunder and pursuant to other past and/or future written agreements with Muppets and/or Henson Associates, Inc., Muppets alone has the right to use or otherwise deal in, directly and/or indirectly, and any and all Muppet characters and Muppet Elements as well as much copyrights, marks and names.”

The first sentence of Paragraph 5(a) of said Overall Products Agreement provides that:

“CTW shall, except when otherwise approved Muppets include in each license hereunder involving any Muppet Elements a requirement that the licensee shall see to it that appropriate copyright and trademark notices in the name of Muppets appear on all Products (Muppet Elements) and/or associated Packaging, advertising and/or promotional materials and that the licensee shall endeavor in good faith to maintain in full force and effect said copyright and trademark rights and shall promptly report to CTW (which in turn shall in turn promptly report to same to Muppets) all violations or infringements of said copyright and trademark rights coming to said licensee’s attention and that Muppets shall have the right to take such action as it deems appropriate if in its judgment there has been any infringement of any said rights.”

Exhibit “2”

Paragraph 5(b) of said Overall Products Agreement provides that:

Muppets shall, throughout the term hereof and the term of all licenses granted hereunder, maintain in full force and effect and vigorously defend all its rights in and to Muppet Elements as they relate to Products [rights] licensed hereunder. CTW shall, throughout the term hereof and the term of all licenses granted hereunder, maintain in full force and effect and vigorously defend all its rights in and to the SESAME STREET trademark as it relates to Products [rights] licensed hereunder. If Muppets and CTW shall each cooperate with the other in the aforesaid maintenance and defense of said rights. If Muppets and CTW agree in writing that joint action is required or appropriate to prevent, or to seek redress for, any violation or infringement of, or to establish or strengthen, any Muppets and/or CTW copyright, trademark or other right, Muppets and CTW shall, if there is any monetary award or settlement, equally share, after the deduction therefrom of all said costs, such award or settlement. If CTW and Muppets do not so agree in writing that joint action is required or appropriate and if the licensee takes action to prevent or to seek redress for any violations or infringement of, CTW to establish or strengthen, any Muppets copyright, trademark or other rights, than Muppets shall be free, at its expense, to join any such proceeding as a party. Notwithstanding the foregoing, if CTW shall have entered into a license agreement hereunder which provides that the licensee shall share the cost of any such proceeding with CTW, then, if CTW and Muppets bring any such joint action, CTW and Muppets shall equally bear the costs to CTW resulting from such sharing and, if CTW and Muppets do not bring any such joint action by Muppets itself seeks to bring and brings such an action, Muppets may, subject to approval by CTW, which shall not be unreasonably withheld, require the licensee to share the costs thereof with Muppets in lieu of CTW. Muppets may also, subject to the same approval, require the licensee to participate in such action in accordance with the provisions of the licenese agreement.”

Paragraph 6 of said Overall Products Agreement provides that:

“CTW and all, licensees hereunder shall have the right, subject to Muppets’ prior written approval, to print, publish, reproduce, distribute and otherwise use (and to authorise, others so to do) the name, voice, facsimile signature, picture and/or likeness of and biographical faces concerning any and all Muppet characters hereunder and of those persons who may act as puppeteers and/or voices for said characters on the SESAME STREET series and of all principals of Muppets for purposes of trade and advertising in connection with Products (rights licensed hereunder) but not for purposes of any direct endorsement of any article or service.”

Paragraph 7 of said Overall Products Agreement provides that:

“Each of the parties hereto represents, warrants, covenants and agrees that it is and shall at all times remain free to inter into and fully perform this Agreement in all respects and Muppets represents, warrants, covenants and agrees that the use hereunder of Muppet Elements by CTW and/or by all or any licensees hereunder pursuant to licenses granted hereunder shall not infringe upon or violate in any way any rights of any person, firm or corporation.

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Exhibit “2”

Paragraph 8(c) of said Overall Products Agreement provides that:

“If Muppets shall cease to do business as a result of a dissolution in connection with any voluntary or involuntary bankruptcy, then all rights of copyright and copyright renewal, and all trade and service names and marks, in and to all Muppet Elements owned by Puppets at the inception of such bankruptcy, shall thereupon automatically be transferred and assigned to CTW; it being agreed that said transfer and assignment to CTW shall be coupled with an interest therein on the part of CTW arising out of this Agreement and each

Paragraph 9 of said Overall Products Agreement provides that:

“Each party hereto shall indemnify and hold the other party harmless from and against any and All claims, costs, liabilities, damages and expense (including lawyer fees reasonably incurred) resulting from any breach by the indemnitor of any of its representations, warranties, covenants or agreements hereunder; provided, however, that the indemnitee shall promptly and fully notify the indemnitor of any claim or litigation to which said indemnity applies and the indemnitor may, as its option, assume the defense of any such claim or litigation. Upon assumption of such defense the indemnitor’s obligations with respect to such claim or litigation shall be limited to the payment of any judgment, or of any settlement approved by it, to the extent it is covered by the indemnitor’s said indemnity hereunder.”

Paragraph 11 of said Overall Products Agreement provides that:

“Muppets, in its performance of this Agreement:

(a) will not discriminate against any employee or applicant for employment because of race, creed, color, sex, age or national origin, but will take affirmative action to ensure that applicants are employed, and that employees are treated during employment, without regard to their race, creed, color, sex, age or national origin (such action to include without being limited to employment, upgrading, demotion and transfer, recruitment and recruitment advertising, layoff and termination, rates of pay and other forms of compensation and selection for training, including apprenticeship), and will post in conspicuous places, available to employees and applicants for employment, notices setting forth the provisions of this nondiscrimination clause or such other nondiscrimination clause as is sufficient to satisfy the requirements of the government of the United States;

(b) will, in all solicitations or advertisements for employees placed by or on its behalf, state that all qualified applicants will receive consideration for employment without regard to race, creed, color, sex, age or national origin, that it is an Equal Opportunity Employer; and

(c) will comply with all federal rules and regulations dealing with equal employment opportunity to the same extent as if it were hereby executing an agreement with the Federal Government.

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Exhibit “2”

Paragraph 17 of said Overall Products Agreement provides that:

“This Agreement constitutes the entire agreement between Muppets and CTW with respect to the subject matter hereof, cannot be exchanged or terminated orally, and shall be governed in all respects by the law of the State of New York applicable to contracts fully performed therein. No waiver by either party hereto of any of the provisions hereof or any breach thereof shall be or be deemed to be a waiver of the same for the future of any other provision or breach therof. All remedies, rights, obligations and agreements contained herein are cumulative and none of them shall limit any other remedy, right, obligation or agreement herein or otherwise available in law or equity. All notices, consents, “and requests given under this Agreement shall, “except as herein otherwise specifically provided, be given in writing by personal delivery, by certified or registered mail, or by telegram paid by or charged to the sender and shall be addressed to the party (to the attention of, in the case of notices, consents and requests to CTW, CTW’s Vice President Products Group (Executive Vice President)) for whom intended at its address hereunder, as the same may be changed at any time or times by notice to the other, with a copy thereof also to be given by Muppets, in the case of notices, consents and requests to CTW, to CTW at its said address directed to the attention of CTW’s General Counsel and with a copy thereof also to be given by CTW, in the case of notices, consents and requests to Muppets, at Muppets’ said address directed to the attention of Muppets’ General Counsel.”

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Exhibit B

AGREEMENT made and dated as of the 1st day of April, 1980 by and between CHILDREN’S TELEVISION WORKSHOP (hereinafter sometimes referred to as “CTV”), a not-for-profit organization incorporated under the New York State Education Law and having its principal office at One Lincoln Plaza, New York, New York 10023, and SPI, INC., successor to SESAME PLACE, INC. (hereinafter sometimes referred to as “Licensee”), a corporation organized and existing under the laws of Delaware and having its principal office at One Busch Place, St. Louis, Missouri 63118, who hereby agree as follows:

1. Licensee, recognizing that CTW has in pursuance to its educational purposes created and produced the distinguished children’s television series SESAME STREET and that CTW has from time to time authorized, in accordance with its special licensing objectives in support of such purposes, the development, manufacture, production, distribution and sale of useful, educational and/or entertaining products for children that derive from and/or utilize in whole or in part one or more of certain copyrighted or otherwise protected characters, likenesses, logos, marks, names and/or materials used in or associated with said SESAME STREET series and owned or controlled by CTW alone or together with Muppets, Inc. (hereinafter sometimes referred to as “Muppets”), and has authorized Licensee to utilize certain CTW Elements (as defined in a licensing agreement between CTW and Licensee dated March 17, 1980, as amended and restated), in connection with children’s play parks presently called SESAME PLACE (hereinafter referred to as the “park Agreement”) and desiring to develop, manufacture and produce or have manufactured and produced for it and distribute and sell, in accordance with the provisions of this Agreement the product items hereinafter specified, hereby represents and warrants to CTW that Licensee is aware of, and will in its performance of this Agreement, conform with and further CTW’s said purposes and Licensee’s development, production and marketing capabilities and expertise are and will be such that its performance of this Agreement will supplement and/or further CTW’s said purposes.

2. Subject to the provisions of this Agreement, CTW hereby grants to Licensee, and Licensee hereby accepts a license during the term hereof to develop, manufacture and produce and cause to be manufactured and produced solely for Licensee in the United States of America and to the extent that Licensee can fully protect CTW’s and Muppets’ copyrights, elsewhere in the World and exclusively to distribute and sell solely through the retail outlets in SESAME PLACE play parks licensed by CTW under the Park Agreement (said play parks to be sometimes hereinafter referred to as the “Territory”), the product items (hereinafter referred to as “Products”) especially developed for SESAME PLACE play parks and specified by Product classes in Item A of Exhibit I attached hereto and hereby made a part hereof and to uses—on or in direct connection with said manufacture, sale and distribution of the Products and their associated packaging, promotion and development, if any—such SESAME PLACE and/or Sesame Street Muppet character likenesses, logos, marks, names, titles and materials is are mutually agreed upon, but never including “Kermit the Frog” and, only when specifically agreed upon in writing in each case, SESAME STREET. Additional product items may be added as Products hereunder if and when mutually agreed upon. It is understood and agreed that the grant of exclusivity to Licensee hereunder extends only to souvenir Product items utilizing the name and/or logo SESAME PLACE, and that CTW and Muppets shall be entitled to license others to manufacture and sell items in the Product classes which do not utilize the name and/or logo

SESAME PLACE. Such SESAME PLACE, Sesame Street Muppet and/or SESAME STREET characters, likenesses, logos, marks, names and/or materials so mutually agreed upon for use hereunder by Licensee are hereinafter sometimes referred to as “Licensed Elements.” Except to the extent otherwise provided in the Park Agreement, no such agreement by CTW and/or Muppets shall be or be deemed to be any representation or agreement by CTW and/or Muppets that any of the Licensed Elements are otherwise available for use hereunder by Licensee. Licensee shall at its cost and expense obtain all other approvals and/or clearances, if any, necessary and/or desirable for its use hereunder thereof.

3. (a) The term of this Agreement shall, subject to the provisions hereof, be as set forth in Item B of Exhibit I hereto and is hereinafter referred to as “Term.”

(b) Upon termination of the Term, all rights and licenses granted hereunder to Licensee shall, except as in this Agreement expressly otherwise provided, immediately and automatically revert to CTW or Muppets as their respective interests may determine.

(c) Upon the end of the Term hereof:

(i)	Licensee shall furnish to CTW a certificate of Licensee’s existing inventory of Products listing all Products in Licensee’s possession or under its control and Licensee’s cost therefor and also listing all Technical Materials (which, for purposes of this Agreement, include all artwork, graphics, photos, prints, films, silk screens, mechanicals, designs, plans, diagrams, dummies, models, plates, proofs, sketches, and all other similar technical and/or special materials whatsoever that were used in the development, manufacture and/or production of any Product and that contain any of the Licensed Elements), their physical condition and location; it being also-agreed by Licensee that CTW shall at all times have the right at its expense not only to conduct a physical inventory of all or any of said Products and Technical Materials but also to inspect any and all sites at which any of said Products and Technical Materials are made, processed and/or stored;

(ii)	all right, title and interest in and to all said Products and Technical Materials shall automatically vest in CTW for all purposes without restriction other than as specifically provided for in this Agreement; and

(iii)	if any of the Products and/or Technical Materials shall be subject to any patent or other proprietary right or interest owned or controlled by Licensee, Licensee shall give and be deemed to have given CTW an irrevocable, royalty-free license under said patent and/or right to use all such Products and Technical Materials (including all concepts, processes and/or features embodied therein) for the development, manufacture, production, distribution and/or sale of Products and/or any products similar thereto.

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(d) CTW shall have the right but not the obligation to pay Licensee, within ninety (90) days after CTW’s receipt of said inventory list, for all or any of said Products, Licensee’s actual cost for each Product and, for all or any of said Technical Materials, their actual individual direct, out-of-pocket cost to Licensee minus all actual amortization and/or expensing taken by Licensee with respect thereto. Upon such payment, if any, CTW shall thereupon become entitled to possession of all said Products and/or Technical Materials so paid for and Licensee shall, unless otherwise directed by CTW, immediately deliver to CTW all said Products and/or Technical Materials so paid for, together with appropriate title documents therefor if requested by CTW. If CTW does not so pay for all said Products and Technical Materials, then Licensee shall promptly following said ninetieth day destroy all the Same not so paid for and furnish CTW with a certificate of such destruction. CTW shall have the right to have a representative selected by it witness such destruction.

(e) If Licensee:

(i)	without CTW’s consent assigns this Agreement or any of Licensee’s rights hereunder in whole or in part (except for an assignment to a wholly-owned subsidiary of Anheuser-Busch Companies, Inc., as permitted by the Park Agreement);

(ii)	becomes insolvent or subject to any bankruptcy, insolvency or receivership proceeding of any nature;

(iii)	for any reason, for a period of thirty (30) days after CTW shall have given Licensee notice thereof, is unable or unwilling to or does not cause to be manufactured Products of a quality acceptable to CTW and Muppets; or

(iv)	is in breach or default under any of its other obligations, representations, warranties and/or agreements hereunder for a period of thirty (30) days after CTW shall have given Licensee notice of such breach or default;

then, in any such case, CTW shall, in addition to its other rights, have the right, on notice to Licensee given at any time on or after the initial occurrence of any of the conditions specified in the above four subparagraphs of the Paragraph 3(e), to terminate, effective as of the date provided therefor in said notice, the Term in its entirety or with respect to any one or more Products.

4. a) Licensee warrants that to the extent the Products and/or their associated packaging incorporate any language other than the words SESAME PLACE and the appropriate copyright notice all said language shall be solely in the language of the country of sale or English and that each Product and/or associated packaging thereof and all promotion and advertising thereof shall, except as CTW otherwise requests, bear in legible and irremovable from the following statement, credits and/or other matter:

(i)	“This SESAME PLACE product was produced for SESAME PLACE, INC. and was developed in cooperation with Children’s Television Workshop,” except that CTW may, by notice to Licensee designate the name of an affiliate and/or of any other entity (plus additional language) to be included in such statement in lieu of or in addition to CTW (with the names of Licensee and CTW—and/or such CTW designee—in such statement to be equal in size, type and prominence of display);

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(ii)	if any Product or the associated packaging therefor features Muppet characters, a credit substantially as follows: “Featuring Jim Henson’s Sesame Street Muppets”; and

(iii)	all such statements, notices, claims of right, and other matter (including but not limited to appropriate copyright and trademark notices in the name of Muppets) as may be required or desirable to appear thereon under any applicable law, decision, regulation or rule and as CTW advises on notice, to Licensee on or before CTW’s final notice of approval hereunder for the Products involved.

(b) Licensee shall, in addition, use each Product and its associated packaging and accompanying materials, if any, and all promotional, publicity and advertising material therefor, and cause all the same to be packaged, distributed and sold in full compliance with the provisions of this Agreement and the copyright laws of the United States of America and the Universal Copyright Convention, During the Term and for as long thereafter as Licensee exercises any rights hereunder, Licensee shall also cause the copyright of each copyrightable product and its accompanying materials, if any, including all translations and modifications thereof, to be maintained in the name and (insofar as Licensee is concerned) for the sole benefit of CTW and/or such other person or persons as CTW may from time to time designate (with respect to the Muppet characters, if any, CTW hereby designates Muppets as such other person). Licensee shall further cause the-translator and creator and editor of any translation or modification of or addition to any creative or intellectual matter furnished or created under this Agreement and relating to any Product and any other person who may otherwise have acquired any right or interest therein to acknowledge in writing to CTW that, insofar as said translator, creator, editor and/or other person are concerned and all those from whom they claim and all those claiming through them are concerned, CTW and/or Muppets, as their interests may determine, are for all purposes the sole and exclusive author and proprietor of, and employer for hire and commissioner of all said translators, creators and editors with respect to said translations and modifications and additions and all said rights and interests therein.

(c) Licensee represents and warrants that it has not acquired and shall not acquire (except for the limited rights specifically granted hereunder to it) any right, title or interest in or to any of the Licensed Elements or any other elements that are at any time or times created under this Agreement or used or to be used in SESAME STREET and/or SESAME PLACE and that Licensee’s said limited rights to use the Licensed Elements shall continue only as long as Licensee performs this Agreement without breach or default and that Licensee shall use the Licensed Elements only as expressly permitted under this Agreement. Licensee acknowledges that all the Licensed Elements have acquired a secondary meaning in the mind of the purchasing public. Furthermore, insofar as the law does not prevent Licensee’s agreeing not to do so or so not doing, Licensee agrees that it will not attack the validity of the license and/or rights granted hereunder to it and will not do anything, either by acting or not acting, which might impair, violate or infringe any of the Licensed Elements and will not claim adversely to CTW or anyone

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claiming through CTW any right, title or interest in or to any of the Licensed Elements and will not misuse or harm or bring any of the same into disrepute and that it has not, directly or indirectly, registered (or applied for registration of) or used and will not so register (or apply for registration of) or use any item which in CTW’s opinion is the same as or confusingly similar to any of the Licensed Elements or said other elements and will not use any of the same as part of Licensee’s name or the name of any other entity, except as contemplated by the Park Agreement.

(d) Licensee shall promptly notify CTW of all infringements or violations in the Territory of any copyright, trademark, patent or other rights in or to any of the Products that come to Licensee’s attention and shall consult with CTW with respect to how to respond to each such infringement or violation and, except in case of a dispute between CTW and Licensee, shall cooperate with CTW in all litigation relating in any way to this Agreement and all activities in furtherance of this Agreement and with all lawyers, accountants, auditors and others designated by CTW and shall upon request, execute, file and deliver all documentation and proof necessary or convenient for such purpose as well as such complimentary agreement or agreements and other documentation as may be necessary or convenient in connection with copyright and/or trademark matters. If CTW concludes that legal action in the Territory with respect to such or any other infringement or violation should be taken, except in case of legal action between CTW and Licensee, Licensee shall—if so requested by CTW—promptly and diligently join in the prosecution of said action and shall in any event, pay one-half of the costs and expenses incurred in any such action and shall be entitled to receive one-half of all recoveries and awards with respect to said action and CTW shall so pay or receive the other one-half and cooperate with Licensee in reasonable manner in connection With each such action. If CTW advises Licensee that no legal action should be taken, then Licensee shall take no legal action with respect thereto. If CTW advises Licensee that there is no objection to Licensee’s taking of any such legal action, then Licensee shall be free to prosecute such action, bearing all costs and expenses and receiving all awards and recoveries with respect thereto. In any other case not hereinabove provided for each party hereto shall be free to take such steps as it shall determine. In any event CTW shall be free to join in any pending action. All references to CTW in this Paragraph 4 shall, to the extent that any Muppets’ rights are involved, include Muppets.

5. (a) Licensee acknowledges that, in order to assure that the manufacture, appearance, quality, sale and distribution of each Product are consonant with CTW’s (and, if any Muppets’ rights are so involved, with Muppets) names and reputations for quality and with the goodwill associated with them and the Licensed Elements and to ensure the preservation of the copyrights and trademark rights of CTW and Muppets, the following rights are retained by CTW and, where indicated, by Muppets:

(i)	together with Muppets, the right to approve in advance each Product, including but not limited to each item within a Product class and all Technical Materials used by Licensee in the manufacture and/or production of each Product, at each stage in its development and manufacture;

(ii)	together with Muppets, the right to approve in advance all Licensee’s advertising, publicity or promotion concerning any Product—it being agreed by Licensee that there shall be except as approved in advance by CTW in its sole discretion, no advertising, publicity or promotion on television concerning any Product; and

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(iii)	the right to approve in advance and thereafter all Licensee’s advertising, publicity and/or promotion concerning the contractual arrangements between Licensee and CTW.

(b) In exercising their right to grant or withhold any approval, consent or permission under this Agreement, CTW and Muppets may take into consideration such pedagogic, safety, aesethetic and other considerations as they in their sole discretion determine.

(c) Licensee agrees not to proceed with the manufacture of any product from any step at which CTW’s and/or Muppets’ approval was required if such required approval was not given and not to release, market, distribute or sell any Product (or any advertising, publicity or promotion related thereto) without CTW’s and, where applicable Muppets’, prior approval and to forward at Licensee’s expense to CTW at its New York City address hereunder all items as to which CTW and/or Muppets have rights of approval hereunder, for the purpose of facilitating such approval. Failure by CTW and/or Muppets at any point to grant approval shall not result in any liability on their part to Licensee or others on account of such failure.

(d) CTW and Muppets will notify Licensee of their approval or disapproval of any submission within two (2) weeks after their receipt of such submission except that any submission not approved within such two-week period shall be deemed disapproved.

(e) Licensee shall bear all costs and have the sole responsibility and obligation for all development, manufacturing, packaging, advertising, warehousing, distributing, selling, shipping, billing, collecting, and the like with respect to each Product and for compliance with all laws, decisions, rules and regulations of all bodies and agencies thereof having jurisdiction; and CTW and Muppets shall have no liability, responsibility and/or obligation in connection therewith.

6. Licensee shall deliver to CTW at CTW’s offices in New York City at no cost to CTW promptly upon their first being offered for sale hereunder twenty-four (24) units of each model of each Product (and Licensee shall similarly deliver to Muppets at Muppets’ offices in New York City at no cost to Muppets at the same time twelve (12) units of each model of each Product). In addition, CTW shall have the right to select, from time to time, without any payment therefor to Licensee, for quality control purposes (it being agreed that CTW shall have reasonable access to Licensee’s manufacturing facilities to audit such quality control), such reasonable number not less than ten (10) of each model of each Product produced hereunder by Licensee.

7. Licensee specifically represents, warrants and agrees that:

(a) Licensee is and shall remain free to enter into and fully perform this Agreement in all respects and shall develop, manufacture, produce, distribute and sell Products only as expressly permitted under this Agreement and, without limitation to any other rights, and recognizing that CTW and Muppets would suffer irreparable harm if product items were developed, manufactured, produced, distributed and/or sold except as herein expressly permitted, Licensee agrees that CTW and/or Muppets shall be entitled to injunctive relief to prevent Licensee from otherwise so developing, manufacturing, producing, distributing and/or selling Products;

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(b) Each unit of each Product manufactured, distributed or sold hereunder shall be, in all respects, safe and fit for use by the persons for whom such Product is intended to be used and free from all defects in manufacturing, and workmanship and shall not violate, infringe upon or breach in any way any rights whatsoever of others and, if Licensee at any time or times learns of any defect in or breach of warranty with respect to any such unit, Licensee shall promptly notify CTW and Muppets thereof and take all appropriate measures to remedy such defect as well as to eliminate the same in all future units of the Products;

(c) Licensee shall maintain in full force and effect reasonably adequate product liability insurance specifically covering all Products sold and/or distributed hereunder by Licensee as well as any liability on the part of Licensee, Muppets (which shall be included as an insured in such insurance) and/or CTW with respect thereto and having appropriate limits, which shall be with respect to each year, at least $1,000,000 for each occurrence and at least $3,000,000 in the aggregate;

(d) Licensee shall not, during the Term or thereafter, without CTW’s prior consent, manufacture, distribute and/or sell any items that are the same as or that are based upon or are variations of or that utilize either any of the Licensed Elements or any Product newly created hereunder and stemming in whole or in part from any idea or suggestion given by CTW in writing;

(e) Licensee shall not manufacture, distribute and/or sell any Product or Products outside the Territory or knowingly’ distribute and/or sell any Product or Products for resale o and/or redistribution outside the Territory;

(f) Licensee shall use its best efforts to register in all appropriate categories, classes and/or classifications in the Territory at the earliest possible date and in the name and for the benefit of CTW (and, with respect to Muppets’ names-and marks, in the name and for the benefit of Muppets) but at-Licensee’s expense all trade and service names and marks which Licensee creates and uses on any Product (other than-those originally, presently registered in the name of CTW, Muppets or Licensee) used hereunder by Licensee that are related to any product or products and shall keep CTW currently advised as to the status of each such registration (including the application therefor); it being agreed that CTW and/or Muppets shall have the right at its and/or their election, to take over and process directly any such registration and/or application for the same undertaken by Licensee as well as to register and/or apply for registration before or during the Term of all or any of the foregoing (in lieu of Licensee’s so registering and/or applying for registration of them) and that, in each case in which CTW and/or Muppets elects, Licensee will pay for all out-of-pocket costs and expenses at any time actually incurred by Muppets and/or CTW in conducting trade or service name or mark searches and/or in seeking to effect trade or service name or mark registrations or registration applications in support of the license granted hereunder;

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(g) As long as it has any rights under this Agreement, Licensee shall not discriminate against any employee or applicant for employment because of race, creed, color, religion, sex, age, national origin, or because he or she is a disabled veteran or a veteran of the Vietnam era, or, unless relevant to the duties to be performed, present or past physical or mental handicaps and shall take affirmative action (which shall include, but not be limited to, the following: employment, upgrading, demotion or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship), to ensure that applicants are employed, and that employees are treated during employment, without regard to race, creed, color, religion, sex, age, national origin, veteran status or, unless relevant to the duties to be performed, present or past physical or mental handicaps or disabilities, and shall post in conspicuous places, available to employees and, applicants for employment, notices setting forth these non-discrimination provisions and shall, in all solicitations or advertisements for employees placed by or on behalf of Licensee, state that all qualified applicants will receive consideration for employment without regard to race, creed, color, religion, sex, age, national origin, veteran status or, unless relevant to the duties to be performed, present or past physical or mental handicaps or disabilities, or that Licensee is an Equal opportunity Employer and shall comply with all applicable federal and other rules and regulations dealing with equal employment opportunity to the same extent as if Licensee were hereby executing an agreement with the Federal Government.

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8. As used in this Paragraph 8, “material” shall include all Technical Materials referred to in Paragraph 3(c)(i) hereof, as well as all materials referred to in Paragraph 5(a)(ii) hereof, that are contained in, or a part of, or used in the manufacture and/or production of, any item developed hereunder (whether or not it becomes a Product) which includes or embodies any of the Licensed Elements hereunder. All said material shall at all times belong entirely to CTW and may be used, consistent with the rights granted to Licensee hereunder, during the Term hereof or thereafter by CTW as it in its sole discretion shall determine. Licensee agrees that any agreements entered into by Licensee with others relating to this Agreement or to the preparation of material related to this Agreement shall contain such clauses as are in CTW’s opinion, necessary or desirable to protect CTW’s rights as set forth in this Agreement.

9. Licensee and CTW shall at all times indemnify and hold harmless the other (it being agreed that CTW as indemnitee hereunder includes Muppets) from and against any and all claims, damages, and liabilities and reasonable costs and expenses (including but not limited to lawyer fees)—to the extent that any or all such are within the scope of the indemnitor’s indemnity hereunder and are reduced to a final adverse judgment or are settled with the indemnitor’s prior consent—growing out of or based on or in connection with the performance of this Agreement by the indemnitor or any breach or default by the indemnitor of its agreements, covenants, representations, obligations or warranties herein; provided, however, that the indemnitee shall give the indemnitor prompt-notice of each and every claim and litigation to which this indemnity applies and cooperate fully in the defense of all such claims and litigation and may, at its cost and expense, participate in the defense thereof.

10. CTW represents and warrants that it is and shall remain free to enter into and fully perform this Agreement in all respects including the right to grant Licensee the license herein granted it.

11. All licenses and rights granted herein to Licensee shill be strictly construed and all licenses and rights not expressly granted hereunder to Licensee are, insofar as Licensee and those claiming through it are concerned, specifically reserved and retained by CTW and/or Muppets without any limitation or restriction and with full right of user.

12. All advices, approvals, certificates, consents, designations, disapprovals, notices, reports, requests, statements and other communication required or permitted to be given under this Agreement shall (except as otherwise specifically provided therein) be in writing and, if delivered personally or sent by prepaid telegram, cable or te1ex or by registered or certified mail with postage prepaid, as follows (or to such other address as either party shall designate by notice to the other in accordance herewith), be deemed to have been duly given as of the date of such delivery or sending:

If to CTW, at:

Children’s Television Workshop

One Lincoln Plaza

New York, New York 10023

Attention: President, Products Group

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with a copy thereof also going to CTW at its present address hereunder to the attention of: General Counsel and, to the extent that any such communication relates to the Muppet characters or the Interest of Muppets, to:

Muppets, Inc.

117 East 69th Street

New York, New York 10021

Attention: President

with a copy thereof also going to Muppets at its address hereunder to the attention of: General Counsel.

If to Licensee, at its then current address hereunder.

13. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof; cannot be changed or terminated orally; shall be governed in all respects by the law of the State of New York applicable to contracts fully executed and performed therein; shall be binding upon, and inure to the benefit of, CTW’s successors and assigns (including but not limited to Muppets if it is an assignee of all or any portion of any rights hereunder or of any payments hereunder to CTW)—it is being agreed that, except for the right to assign to a wholly-owned subsidiary of Anheuser-Busch Companies, Inc., Busch Entertainment Corporation or SPI, Inc., as permitted by the Park Agreement, Licensee does not and shall not have the right to assign this Agreement in whole or in part and/or any of its rights hereunder to anyone except with CTW’s prior consent and that, except if CTW does consent to any such assignment, Licensee shall nevertheless be, and remain fully liable hereunder in all respects and that no such assignee shall acquire greater rights with respect to this Agreement than Licensee and shall, including specifically the grant of rights herein relating to Muppet characters and materials, if any, be of no force or effect unless and until approved in writing below by Muppets. No waiver by Licensee or CTW of any of the provisions of this Agreement or of any breach or default hereunder shall be or be deemed to be a further or continuing waiver of the same or of any other provision or breach thereof or default hereunder. All remedies, rights, obligators and agreements contained herein or available at law or otherwise are cumulative. No signatory hereto shall by virtue of this Agreement or any action taken with respect thereto be or be deemed to be an employee, employer, or partner of, or joint venturer with, any other signatory hereto in any manner whatsoever except as specifically authorized in this agreement or otherwise in writing.

14. Nothing contained or provided for herein is intended to, or shall, affect in any way or to any extent, a modification, alteration or amendment of the Park Agreement. Where there exists in this Agreement any difference from, or inconsistency with, the Park Agreement, the provisions of the Park Agreement shall prevail.

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SPI, INC.	CHILDREN’S TELEVISION WORKSHOP

By	By

APPROVED:

MUPPETS, INC.

By

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EXHIBIT I

Attached To and Forming Part of That Certain Agreement Made and Dated as of the 1st day of April, 1980 by and between CHILDREN’S TELEVISION WORKSHOP and SPI, INC.

Item A. The Product classes which Licensee is licensed to develop, manufacture, produce, distribute and sell pursuant to this Agreement consist solely of the following:

T-Shirts, Sweatshirts, Socks, Hats, Caps, Visors, Patches, Flags, Pennants, Tote bags, Duffle bags, Collapsible cups, plastic mugs, Buttons, Balloons, Flashlights, Magnifying glass, Pencil case, Pens, Rubber stamps and Wristbands each embodying such of the Licensed Elements as shall be mutually agreed upon.

Item B. The initial period of the Term shall, subject to the provisions of this Agreement, commence as of the date hereof and unless earlier terminated as herein provided, terminate on Park-by-Park basis for the same term provided in the Park “Agreement.”

SESAME PLACE
Big Bird © 1982 Muppets, Inc.
®
SESAME PLACE
SESAME PLACE
Big Bird © 1982 Muppets, Inc.

Exhibit C

EXHIBIT D

None